As filed with the Securities and Exchange Commission on May 11, 2016

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Textainer Group Holdings Limited

(Exact Name of Registrant as Specified in its Charter)

Bermuda	98-0530316
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification Number)

Century House

16 Par-La-Ville Road

Hamilton HM 08

Bermuda

(Address, Including Zip Code, of Principal Executive Offices)

Textainer Group Holdings Limited 2015 Share Incentive Plan

(Full Title of the Plan)

Daniel Cohen

Textainer Group Holdings Limited

c/o Textainer Equipment Management (U.S.) Limited

650 California Street, 16th Floor

San Francisco, CA 94108

(415) 434-0551

(Name, Address and Telephone Number, Including Area Code, of Agent for Service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of registration fee
Common Shares, par value US$0.01 per share	2,000,000(2)	$14.12(3)	$28,240,000	$2844.00

(1)	In accordance with Rule 416(a) under the Securities Act of 1933, as amended, this Registration Statement shall also cover any additional Common Shares, $0.01 par value, of the Registrant (“Common Shares”), that become issuable pursuant to anti-dilution and adjustment provisions of the Textainer Group Holdings Limited 2015 Share Incentive Plan (the “Plan”).
(2)	Represents 2,000,000 Common Shares available for future issuance under the Plan.
(3)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) and Rule 457(h) under the Securities Act of 1933, as amended, and based upon the average of the high and low prices of the Common Shares as reported on the New York Stock Exchange on May 10, 2016.

EXPLANATORY NOTE

At the 2015 Annual General Meeting of Shareholders of Textainer Group Holdings Limited (the “Registrant,” “we,” “our” or “us”) held on May 21, 2015, the Registrant’s shareholders approved an amendment and restatement to the Registrant’s 2007 Share Incentive Plan (as amended and restated, the “2015 Share Incentive Plan”) to increase the maximum number of the Registrant’s common shares, $0.01 par value per share, that may be granted pursuant to such plan by 2,000,000 shares from 5,276,871 shares to 7,276,871 shares, to extend the term of such plan for ten years from the date of such 2015 Annual General Meeting and effect certain technical clarifications to such plan.

Pursuant to General Instruction E to Form S-8, this Registration Statement on Form S-8 (this “Registration Statement”) is filed by the Registrant for the purpose of registering the additional 2,000,000 shares that may be granted pursuant to the 2015 Share Incentive Plan, which additional shares are of the same class as those previously registered on the Registrant’s Registration Statement on Form S-8 filed on December 23, 2010 (Registration No. 333-171409) and on the Registrant’s Registration Statement on Form S-8 filed on December 10, 2007 (Registration No. 333-147961) (together, the “Prior Registration Statements”). Pursuant to General Instruction E to Form S-8, the contents of the Prior Registration Statements, including any amendments thereto or filings incorporated therein, are incorporated herein by reference and made part of this Registration Statement, except as amended hereby.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents filed with the U.S. Securities and Exchange Commission (the “Commission”) by the Registrant pursuant to the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are incorporated herein by reference:

(a)	the Registrant’s Annual Report on Form 20-F for the fiscal year ended December 31, 2015 filed with the Commission on March 11, 2016;

(b)	the Registrant’s Report on Form 6-K furnished to the Commission on May 11, 2016; and

(c)	The description of the Registrant’s Common Shares contained in its Registration Statement on Form 8-A (File No. 001-33725) filed with the Commission on October 5, 2007, including any amendment or report filed for the purpose of updating that description.

All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated herein by reference and to be a part hereof from the date of filing of such documents; provided, however, that documents or information deemed to have been furnished and not filed in accordance with Commission rules shall not be deemed incorporated herein by reference, unless expressly incorporated into this Registration Statement.

Any statement contained herein or in a document, all or a portion of which is incorporated or deemed to be incorporated by reference herein, shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or amended, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

Indemnification by Textainer Group Holdings Limited and Bermuda Subsidiaries

Section 98 of the Companies Act 1981 of Bermuda, as amended (the “Companies Act”), provides generally that a Bermuda company may indemnify its directors, officers and auditors against any liability which by virtue of any rule of law would otherwise be imposed on them in respect of any negligence, default, breach of duty or breach of trust, except in cases where such liability arises from fraud or dishonesty of which such director, officer or auditor may be guilty in relation to the company. Section 98 further provides that a Bermuda company may indemnify its directors, officers and auditors against any liability incurred by them in defending any proceeding, whether civil or criminal, in which judgment is awarded in their favor or in which they are acquitted or granted relief by the Supreme Court of Bermuda pursuant to section 281 of the Companies Act.

We have adopted provisions in our bye-laws and the bye-laws of our Bermuda subsidiaries that provide that we shall indemnify our officers and directors in respect of their actions and omissions, except in respect of their fraud or dishonesty. Our bye-laws provide that the shareholders waive all claims or rights of action that they might have, individually or in right of the company, against any of the company’s directors or officers for any act or failure to act in the performance of such director’s or officer’s duties, except in respect of any fraud or dishonesty of such director or officer. Section 98A of the Companies Act permits us to purchase and maintain insurance for the benefit of any officer or director in respect of any loss or liability attaching to him in respect of any negligence, default, breach of duty or breach of trust, whether or not we may otherwise indemnify such officer or director. We have purchased and maintain a directors’ and officers’ liability policy for such a purpose.

Indemnification by Textainer Equipment Management (U.S.) Limited

Our wholly-owned subsidiary, Textainer Equipment Management (U.S.) Limited, is incorporated under the laws of the State of Delaware. All of our executive officers are also executive officers of Textainer Equipment Management (U.S.) Limited, and two of our executive officers serve as its sole directors.

Section 145 of the Delaware General Corporation Law provides that a Delaware corporation may indemnify any persons who are, or are threatened to be made, parties to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person was an officer, director, employee or agent of such corporation, or is or was serving at the request of such person as an officer, director, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided that such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the corporation’s best interests and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his or her conduct was illegal. A Delaware corporation may indemnify any persons who are, or are threatened to be made, a party to any threatened, pending or completed action or suit by or in the right of the corporation by reason of the fact that such person was a director, officer, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit, provided such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the corporation’s best interests except that no indemnification is permitted without judicial approval if the officer or director is adjudged to be liable to the corporation. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him or her against the expenses which such officer or director has actually and reasonably incurred.

Section 102(b)(7) of the Delaware General Corporation Law permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its shareholders for monetary damages for breach of fiduciary duties as a director, except for liability for any:

•	transaction from which the director derives an improper personal benefit;

•	act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;

•	unlawful payment of dividends or redemption of shares; or

•	breach of a director’s duty of loyalty to the corporation or its shareholders.

The certificate of incorporation and bylaws of Textainer Equipment Management (U.S.) Limited provide for the indemnification of its directors and officers to the fullest extent permitted under the Delaware General Corporation Law. Expenses incurred by any officer or director of Textainer Equipment Management (U.S.) Limited in defending any such action, suit or proceeding in advance of its final disposition shall be paid by Textainer Equipment Management (U.S.) Limited upon delivery to it, if required under Delaware General Corporation Law, of an undertaking, by or on behalf of such director or officer, to repay all amounts so advanced if it shall ultimately be determined that such director or officer is not entitled to be indemnified by us.

Indemnification Agreements

We have entered into indemnification agreements with our directors and senior management to give such directors and officers, as well as their immediate family members, additional contractual assurances regarding the scope of indemnification set forth in our bye-laws and the organizational documents of our subsidiaries, and to provide additional procedural protections which may, in some cases, be broader than the specific indemnification provisions contained in those documents. The indemnification agreements may require us, among other things, to indemnify such directors and officers, as well as their immediate family members, against liabilities that may arise by reason of the status or service as directors or officers and to advance expenses as a result of any proceeding against them as to which they could be indemnified.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

The following exhibits are filed as part of this Registration Statement on Form S-8:

Exhibit Number	Description of Document

4.1	Form of Common Share Certificate (incorporated by reference to Exhibit 4.1 to the Registrant’s Registration Statement on Form F-1 filed with the Commission on September 26, 2007 (File No. 333-146304))

4.2	Memorandum of Association of Textainer Group Holdings Limited (incorporated by reference to Exhibit 3.1 of the Registrant’s Registration Statement on Form F-1 filed with the Commission on September 26, 2007 (File No. 333-146304))

4.3	Bye-laws of Textainer Group Holdings Limited (incorporated by reference to Exhibit 3.2 of the Registrant’s Registration Statement on Form F-1 filed with the Commission on September 26, 2007 (File No. 333-146304))

4.4	Textainer Group Holdings Limited 2015 Share Incentive Plan, as amended and restated (incorporated by reference to Exhibit 4.7 of the Registrant’s Report on Form 20-F filed with the Commission on March 11, 2016)

5.1	Opinion of Conyers Dill & Pearman Limited

23.1	Consent of KPMG LLP

23.2	Form of Consent of Conyers Dill & Pearman Limited (included in Exhibit 5.1)

24.1	Power of Attorney (included in signature page to this Registration Statement).

Item 9. Undertakings.

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) If the Registrant is a foreign private issuer, to file a post-effective amendment to the registration statement to include any financial statements required by Item 8.A. of Form 20-F at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Act need not be furnished, provided that the Registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (a)(4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements. Notwithstanding the foregoing, with respect to registration statements on Form F-3, a post-effective amendment need not be filed to include financial statements and information required by Section 10(a)(3) of the Act or Rule 3-19 of this chapter if such financial statements and information are contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Form F-3.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described in Item 6 above, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Francisco, State of California, on May 10, 2016.

TEXTAINER GROUP HOLDINGS LIMITED

By:	/s/ Philip K. Brewer
Name:	Philip K. Brewer
Title:	President and Chief Executive Officer

By:	/s/ Hilliard C. Terry, III
Name:	Hilliard C. Terry, III
Title:	Executive Vice President & Chief Financial Officer

KNOW ALL BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Philip K. Brewer and Hilliard C. Terry, III, and each of them, as his true and lawful attorneys-in-fact and agents, each with the full power of substitution, for him and in his name, place or stead, in any and all capacities, to sign any and all amendments to this Registration Statement (including post-effective amendments), and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission and/or with the Registrar of Companies in Bermuda, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Philip K. Brewer Philip K. Brewer	President, Chief Executive Officer and Director (Principal Executive Officer)	May 10, 2016

/s/ Hilliard C. Terry, III Hilliard C. Terry, III	Executive Vice President & Chief Financial Officer (Principal Financial and Accounting Officer) *	May 10, 2016

/s/ Neil I. Jowell Neil I. Jowell	Chairman	May 10, 2016

/s/ Dudley R. Cottingham Dudley R. Cottingham	Director	May 10, 2016

/s/ James E. Hoelter James E. Hoelter	Director	May 10, 2016

/s/ Cecil Jowell Cecil Jowell	Director	May 10, 2016

/s/ Isam K. Kabbani Isam K. Kabbani	Director	May 10, 2016

/s/ James E. McQueen James E. McQueen	Director	May 10, 2016

Signature	Title	Date

/s/ John A. Maccarone John A. Maccarone	Director	May 10, 2016

/s/ Hyman Shwiel Hyman Shwiel	Director	May 10, 2016

*/s/ Hilliard C. Terry, III Hilliard C. Terry, III	Authorized Representative in the United States	May 10, 2016

EXHIBIT INDEX

Exhibit Number	Description of Document

4.1	Form of Common Share Certificate (incorporated by reference to Exhibit 4.1 to the Registrant’s Registration Statement on Form F-1 filed with the Commission on September 26, 2007 (File No. 333-146304))

4.2	Memorandum of Association of Textainer Group Holdings Limited (incorporated by reference to Exhibit 3.1 of the Registrant’s Registration Statement on Form F-1 filed with the Commission on September 26, 2007 (File No. 333-146304))

4.3	Bye-laws of Textainer Group Holdings Limited (incorporated by reference to Exhibit 3.2 of the Registrant’s Registration Statement on Form F-1 filed with the Commission on September 26, 2007 (File No. 333-146304))

4.4	Textainer Group Holdings Limited 2015 Share Incentive Plan, as amended and restated (incorporated by reference to Exhibit 4.7 of the Registrant’s Report on Form 20-F filed with the Commission on March 11, 2016)

5.1	Opinion of Conyers Dill & Pearman Limited

23.1	Consent of KPMG LLP

23.2	Form of Consent of Conyers Dill & Pearman Limited (included in Exhibit 5.1)

24.1	Power of Attorney (included in signature page to this Registration Statement).